2013-12-13, 15:22:13, EST

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:	Neely.R	Issuer:	TransGlobe Ener	Security	Common Sha

Transaction Number	2378783
Security designation	Common Shares
Opening balance of securities held	7500
Date of transaction	2013-12-12
Nature of transaction	10-Acquisition or disposition in the public market
Number or value or securities	2500
Acquired
Unit price or exercise price	9.0100	Currency	Canadian Dollar

Closing balance of securities held	10000	Insider’s
		calculated
		balance
Filing date/time	2013-12-13
	15:22:09
General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities